Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-114282

Prospectus Supplement No. 1
to Prospectus dated June 24, 2004

DIGITAL LIFESTYLES GROUP, INC.
(f/k/a NORTHGATE INNOVATIONS, INC.)

COMMON STOCK

UP TO 15,956,865 SHARES OF COMMON STOCK OFFERED
BY SELLING STOCKHOLDERS

     We are supplementing the prospectus dated June 24, 2004, to provide information contained in our Current Report on Form 8-K dated June 28, 2004. This Prospectus Supplement in not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated June 24, 2004, with respect to the 15,956,865 shares of common stock, including any amendments or supplements thereto.

     Investing in the shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the accompanying Prospectus for a discussion of certain factors that you should consider in connection with an investment in the shares of common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Supplement, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is June 28, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 28, 2004

DIGITAL LIFESTYLES GROUP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27878 (Commission File Number)	13-3779546 (I.R.S. Employer Identification No.)

1001 S. Capital of Texas Highway Bldg. I, Suite 200 Austin, Texas (Address of Principal Executive Offices)	78746 (Zip Code)

Registrant’s telephone number, including area code: (512) 617-8282

NORTHGATE INNOVATIONS, INC.

801 Sentous Street, City of Industry, California 91748
 (Former name and former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure.

     Northgate Innovations, Inc. (OTCBB:NGTE) (the “Company”), today announced that the Company has changed its name to “Digital Lifestyles Group, Inc.” The name change coincides with the Company’s announcement of its hip-e line of products, services and customized technologies that will address the teen market. Hip-e is currently scheduled to begin roll out on August 11, 2004.

     The Company further announced that it has relocated its corporate headquarters to Austin, Texas.

* * * * *

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC. (Registrant)
Date: June 28, 2004
	By:	/s/ Kent A. Savage
		Name:	Kent A. Savage
		Title:	Chief Executive Officer